EXHIBIT 10.8

Our ref. 037817-0014 JLI/MGL/SPE

Chairman's Agreement	June 2006

between

the Bark Group of companies

and

Chairmann, Mr Bent Helvang

Holst, Law Firm | Ny Banegårdsgade 55 | DK-8100 Århus C | T, +45 7225 8000 | F, +45 7225 8001 | holst-law.com

Effective as of 1 June 2007 the following agreement has been entered into between

Bark Corporation A/S (formerly K2Mediagroup A/S)
CVR no. 29935106
Sølvgade 10, 5.
1307 Copenhagen K
Denmark

and

Chairman Bent Helvang
CPR no. xxxxxx-xxxx
Ibsvej 7
2680 Solrød Strand
Denmark

(or a company fully owned by Bent Helvang)

(hereinafter referred to as the "Chairman")

(hereinafter collectively referred as the "Parties" and individually as a "Party")

concerning the chairmanship (hereinafter referred to as the "Agreement").

1.	Background

1.1

The shareholders of the Bark Group have decided that Bent Helvang shall hold the position as chairman of the company and its subsidiaries (hereinafter re- ferred to collectively as the "Bark Group") effective as of 1 June 2007.

1.2	This Agreement shall determine the rights and obligations of the Parties in respect of the chairmanship.

2.	Obligations of the chairman

2.1

In addition to the obligations resting upon a chairman pursuant to relevant company legislation, securities legislation, the articles of association and the rules of procedure of the Board of Directors of the Company, it has been agreed that the Chairman shall be in charge of the following special pro- jects/assignments:

2/6

  Acquisition of subsidiaries within the advertising and media industry in Europe

  In cooperation with external advisors act as the person in charge of the planned listing on OTCBB and later on the AMEX.

  Be responsible for the implementation of a joint strategy/business plan for the group companies.

2.2

The Parties estimate that in consequence of the assignments indicated in Clause 2.2 as well as the ordinary obligations of the chairmanship the Chair- man is obligated to work full time in the interests of the Company.

2.3

The work will be carried out at the premises of the Company in Copenhagen. However, in connection with the acquisition of subsidiaries and the subsequent implementation of strategies in the acquired companies a considerable amount of travelling may be foreseen.

2.4

When eventually Bark Corporation has been listed on the OTCBB/AMEX, the Parties agree that the duties of the Chairman shall be those ordinarily associ- ated with the position as chairman of the Bark Group. All other assignments shall be agreed in writing with the Board of Directors on a case-by-case basis. In any event the Chairman shall not undertake duties that may be in conflict with applicable company law and securities regulations.

3.	Remuneration

3.1

In the period until 31 January 2007 the Chairman's fee shall total DKK 60,000.00 per month and in addition, the Company shall pay the Chairman's petrol bills, excluding airport parking tickets which are paid separately, tele- phone, including cell phone, internet and newspaper bills. Furthermore, the travelling and accommodation expenses in connection with the Chairman's par- ticipation in two annual TV production fairs will be covered. Representation ex- penses shall be paid according to bills submitted.

3.2

As from 1 January 2008 the Chairman's fee shall increase to DKK 125,000,00 per month giving the additional assignment that the Chairman will take on in relation to the acquisition of subsidiaries and the listing of the Company. In addition, the Company shall pay the chairman's petrol bills, telephone, includ- ing cell phone, internet and newspaper bills. Representation expenses shall be paid according to bills submitted.

3/6

If the Chairman resigns due to the Company having terminated the Agreement prior to 31 December 2008, the Chairman is entitled to a severance pay that ensures a total fee for 2008 of DKK 1,500,000.00.

3.3

As from 1 January 2009 the Chairman's fee shall total DKK 100,000 per month. In addition, the Company shall pay the Chairman's petrol bills, telephone, in- cluding cell phone, internet and newspaper bills. Furthermore, the travelling and accommodation expenses in connection with the Chairman's participation in two annual TV production fairs will be covered (expenses incurred in relation to the administration agreement with anaconda.tv GmbH). Representation ex- penses shall be paid according to bills submitted.

4.	Reports to the Board of Directors

4.1

The Chairman is obligated to submit once a month a written report to the Board of Directors covering major developments in the Bark Group and the principal development in key figures for the Bark Group as described in detail in the rules of procedure for the Board of Directors of the Company.

5.	Holiday

5.1

The Chairman is entitled to 6 weeks' holiday without reduction in the remu- neration in due consideration of the operation and development of the Com- pany. The Chairman shall not receive payment of holiday allowance upon the termination of this Agreement.

6.	Term and termination

6.1

This Agreement has been entered into until further notice and shall be re- newed annually at the general meeting in April. If the Chairman is not re- elected at the annual general meeting in April 2009 or later, the Chairman's fee will be paid until 1 July of the relevant year, and any further claims for sup- plementary fees will lapse.

7.	Restrictive covenants

7.1

For as long as this Agreement remains in full force and effect and for a period of twelve (12) months from expiry of this Agreement, Bent Helvang will not in any way – whether through companies, affiliated companies, regardless of the share of ownership, by way of or by virtue of cooperation or joint venture – engage in or become directly or indirectly financially or otherwise involved in

4/6

any activity competing with the business of the Bark Group as described in the Agreement and/or any business contemplated/commenced at the day of expiry of the Agreement.

7.2	Notwithstanding the aforesaid, the Parties agree that Bent Helvang may con- tinue the following activities: [insert activities].

7.3

For as long as this Agreement remains in full force and effect and for a period of twelve (12) months from expiry of this Agreement, Bent Helvang may not directly or indirectly solicit, endeavour to solicit or employ any persons em- ployed as manager or director at the Bark Group at the day of termination, unless the person in question was dismissed from his job with the Bark Group without having breached his employment contract.

7.4

Each violation of this Clause 7 shall be deemed a material breach hereof and shall give rise to the payment of liquidated damages amounting to DKK 250,000. In case of continuous violation, liquidated damages amounting to DKK 250,000 for each month or fraction of a month in which the violation sub- sists shall be paid. Any payment of liquidated damages shall not release the violating Part from the obligations under this Clause 7.

7.5

The restrictive covenant pursuant to Clause 7.1 shall not be effective on the Part of Bent Helvang in the event that the Bark Group terminates this Agree- ment and such termination has not been reasonably caused by any error or omission on the part of Bent Helvang.

8.	Venue and applicable law

8.1	This Agreement shall be governed by and construed in accordance with the laws of Denmark, excluding Danish conflict of law rules (no renvoi).

8.2

Any dispute arising out of or in connection with this Agreement or breach, termination or invalidity thereof shall be exclusively and finally settled by arbi- tration in accordance with the Rules of Procedure of the Danish Institute of Ar- bitration (Danish Arbitration). The arbitration tribunal shall be composed of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the Dan- ish Institute of Arbitration shall appoint the chairman of the arbitration tribu- nal. If a Party has not appointed an arbitrator within thirty (30) business days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Danish Institute of Arbitration. The place of arbitration shall be Copenhagen and the arbitration shall be conducted in English.

8.3	This arbitration clause shall not prevent any interim legal measures such as an injunction, attachment, freezing of assets, taking of evidence pursuant to sec-

5/6

tion 343 of the Danish Administration of Justice Act or any similar legal actions prior to the institution of arbitration proceedings or similar legal actions abroad.

*****

Copenhagen, 1 June 2006

On behalf of Board of Directors
of Bark Corporation A/S

/s/ Jesper Svane	/s/ Bent Helvang

Jesper Svane	Bent Helvang

/s/ Klaus Aamann

Klaus Aamann

*****

6/6